AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT (this “Amending Agreement”) is entered into as of October 31, 2019, by and among AQUAhydrate, Inc. a Nevada corporation (the “Company”), The Alkaline Water Company Inc., a Nevada corporation (the “Parent”), and AWC Acquisition Company Inc., a Nevada corporation and a wholly-owned Subsidiary of the Parent (the “Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in the Original Agreement (as defined below).

WHEREAS:

A.

The Company, the Parent and Merger Sub (each a “Party”, and collectively, the “Parties”) entered into an Agreement and Plan of Merger dated effective September 9, 2019 (the “Original Agreement”) pursuant to which the Parties intend that the Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in the Original Agreement (the “Merger”);

B.

Pursuant to Paragraph 7.2(a) of the Original Agreement, the Original Agreement may be terminated by either the Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) if the Merger has not been consummated on or before October 31, 2019 (the “End Date”);

C.

Section 7.6 of the Original Agreement provides that, at any time prior to the Effective Time, the Original Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the Parties; and

D.	The Parties seek to amend the Original Agreement to extend the End Date on the terms and conditions herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby covenant and agree as follows:

ARTICLE 1
AMENDMENTS TO THE ORIGINAL AGREEMENT

1.1                      Amendments

The Parties hereby agree to make the following amendments to the Original Agreement:

(a)	Paragraph 7.2(a) of the Original Agreement is amended by deleting the reference to “October 31, 2019” and replacing it with “January 31, 2020”.

ARTICLE 2
GENERAL

2.1                      Entire Agreement

Except as amended hereby, the Original Agreement continues in full force and effect and the Original Agreement and this Amending Agreement will be read and construed together as one agreement. The Parties ratify and affirm the Original Agreement as amended hereby (the “Amended Original Agreement”), and agree that the Amended Original Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof. The Amended Original Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

2.2                      Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent of the Amended Original Agreement including, without limitation, the Merger.

2.3                      Governing Law

This Amending Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.

2.4                      Execution in Counterparts

This Amending Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each Party to this Amending Agreement will have received counterparts signed by all of the other Parties.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have executed this Amending Agreement as of the date first above written.

THE ALKALINE WATER COMPANY INC.

By:	/s/ Richard A. Wright

Name:	Richard A. Wright

Title:	President and Chief Executive Officer

AQUAHYDRATE, INC.

By:	/s/ Matthew Howison

Name:	Matthew Howison

Title:	President

AWC ACQUISITION COMPANY INC.

By:	/s/ Richard A. Wright

Name:	Richard A. Wright

Title:	President, Secretary and Treasurer